EXHIBIT 10.13

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is between 1st Independence Bank (“Bank”), a banking corporation chartered by the Commonwealth of Kentucky, and 1st Independence Financial Group, Inc. (“1st Independence”), a Delaware corporation (collectively, “Employer”), and Arthur L. Freeman (“Executive”), a resident of the Commonwealth of Kentucky:

I. Recitations

1.01. Executive currently serves as the Chairman and Chief Executive Officer of 1st Independence and Chairman of the Bank.

1.02. Executive is party to that certain Employment Agreement, dated July 9, 2004, by and between the Executive, 1st Independence and the Bank (the “Employment Agreement”).

1.03 Executive desires to retire as an officer and employee of 1st Independence and the Bank and resign as a director for 1st Independence and the Bank, effective as of April 29, 2005.

1.04. In recognition of the service provided by Executive to 1st Independence and the Bank, 1st Independence and the Bank believe it would be in their best interest to continue certain benefits to Executive on the terms and conditions set forth in this Agreement.

1.05. Executive agrees to resign his employment with Employer and his service as a Director on 1st Independence and Bank’s Board of Directors in consideration of the payment and benefits set forth in Section IV of this Agreement.

II. Intention of the Parties

2.01. Employer and Executive intend and expect that Executive shall surrender and renounce all privileges and rights that derive from his employment by Employer (including, but not limited to, the privileges and rights derived under the Employment Agreement), and the separation thereof, and service as a Director of 1st Independence and the Bank, except any and all rights Executive has pursuant to any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans (the “Plans”) in which Executive participated as of the Resignation Date shall be provided subject to and in accordance with the applicable provisions thereof.

III. Agreements of Executive

3.01. Resignation. Executive’s employment with employer will terminate on April 29, 2005 (the “resignation date”). Effective on the resignation date, executive will be relieved of all duties for and responsibilities with employer. Executive hereby resigns any and all officer, director and other positions with employer or any of its affiliates or plans effective on the resignation date.

3.02. Consideration. The severance payment and benefits set forth in Section IV of this Agreement are in addition to whatever is otherwise owed to Executive by Employer and shall be the only payment and benefits stemming from Executive’s employment with Employer to which he shall be entitled following his resignation.

3.03. No Admission of Liability. Executive agrees that the payment and benefits set forth in Section IV of this Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by Employer. Liability for any and all claims is expressly denied by Employer.

3.04. Release. Executive agrees that in consideration of the payment and benefits set forth in Section IV of this Agreement, Executive hereby releases and forever discharges Employer and its officers, directors, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them, from all legal and equitable causes of action, that exist or have accrued as of the date of this Agreement, whether known or unknown, suspected or unsuspected including, but not limited to, all charges, complaints, claims, demands, liabilities, and obligations of any kind or nature that could be asserted against Employer by reason of Executive’s employment relationship with Employer, or separation thereof, or by Executive’s shareholder relationship with Employer. This irrevocable and unconditional release includes, but is not limited to, claims arising pursuant to the Civil Rights Act of 1866; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Kentucky Civil Rights Act; the Kentucky Equal Opportunities Act; any state wage and hour laws; any state contract or tort law including, but not limited to, wrongful termination, breach of contract, breach of fiduciary duty, and infliction of emotional distress; any claims for attorneys’ fees; or claims for any rights to future employment, wages and benefits with Employer other than those set forth herein. This is not a release or discharge of any of Employer’ continuing obligations set forth in this Agreement. This release does not relieve Employer of any obligations to indemnify Executive or advance costs under any indemnification agreement or provision of Employer’s Articles of Incorporation or Bylaws.

3.05. Non-Disparagement. Executive agrees that for the period beginning on the date of execution of this Agreement and ending on July 9, 2007, he shall make no disparaging comments about Employer or any of its officers or directors to any third parties.

3.06. Voluntary Execution. Executive acknowledges and agrees that he is executing this Agreement of his own free will and is not executing this Agreement under any type of coercion or duress.

3.07. Consideration and Waiver Period. Executive acknowledges and agrees that

Employer has informed him that he has a period of time of not less than twenty-one (21) days within which to consider this Agreement or a reasonable facsimile thereof. Executive acknowledges that he has been advised by Employer that, in the event he executes this document, he is entitled to revoke his waiver of rights or claims arising under the ADEA and OWBPA within seven (7) days after executing this document and that this Agreement will not and does not become effective or enforceable until the seven (7) day revocation period has expired. This revocation must be in writing and personally delivered, or sent by certified mail, postmarked no later than the seventh (7th) day following the execution of this Agreement, to N. William White, President, 1st Independence Bank, P.O. Box 1433, New Albany, IN 47151.

IV. Agreements of Employer

4.01. Severance payment. Provided executive has not made a revocation pursuant to section 3.07 hereof, and in consideration of executive’s resignation and the surrender of all rights executive may have against employer that stem from his employment with or service as an officer or director of employer, or the termination thereof, or as a shareholder of employer, all pursuant to this agreement, employer shall pay executive in a lump sum in cash an amount equal to executive’s base compensation, as defined in the employment agreement, from the resignation date until July 9, 2007, which lump sum amount is $285,000. Employer shall pay that lump sum amount, less required withholding for income and employment taxes, on or before may 13, 2005.

4.02. Benefits. Except as otherwise provided herein, Executive’s participation in Employer’s employee and director benefit plans in which Executive was entitled to participate immediately prior to the Resignation Date shall terminate in accordance with the provisions of such plans.

4.03 Health Insurance. Executive is entitled, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue his coverage under the Employer’s group health plan for a period 18 months following his Resignation Date. If the Executive elects to continue this coverage under COBRA, the Employer will reimburse the Executive for all premiums paid by the Executive for himself, his spouse and any dependent children for such coverage. If needed, Employer will extend that COBRA coverage and continue reimbursement through July 9, 2007. The reimbursement of COBRA premiums or the provision of the extended coverage shall end in the event the Executive becomes eligible to receive employer-paid family health plan coverage through another employer.

4.04. Options and Restricted Stock. Employer and Executive agree that (i) all rights to exercise the 2,500 options granted to Executive pursuant to the Stock Option Agreement dated February 24, 2005 (“2005 Option Agreement”), between 1st Independence and Executive, and (ii) the 2005 Option Agreement shall terminate as of the effective date of this Agreement. In addition, the parties agree that (i) all rights to receive the 500 shares of Restricted Stock awarded to Executive pursuant to the Restricted Stock Agreement dated February 24, 2005 (“2005 Restricted Stock Agreement”), between 1st Independence and Executive, and (ii) the 2005 Restricted Stock Agreement, shall terminate as of the effective date of this Agreement. After termination of the 2005 Option Agreement and 2005 Restricted Stock Agreement, Executive shall have no right or interest in such agreements or in the options or shares covered by such agreements.

4.05 1999 Options. Executive shall surrender for cancellation the 5,000 options awarded to Executive in 1999, pursuant to the 1999 Stock Option Agreement between 1st Independence and Executive (“1999 Option Agreement”), and the 1999 Option Agreement shall terminate as of the effective date of this Agreement. Immediately thereafter Executive shall have no right under the 1999 Option Agreement. In consideration for the surrender and cancellation of the options awarded under the 1999 Option Agreement, Executive shall receive a cash payment within ten days of the effective date of this Agreement, equal to the difference between the exercise price set forth for the options covered by the 1999 Option Agreement and the closing price of the common stock of 1st Independence as quoted by NASDAQ on the date this Agreement is signed by Executive.

4.06 Employer Vehicle. Executive shall have the right, exercisable within ten days from his Resignation Date, to purchase the 2002 GMC Yukon vehicle which had been supplied by Employer to Executive for a mutually agreed-upon price of $10,000 and receive title to said vehicle, free and clear of any lien or encumbrance.

4.07 Executive Assistance. Executive agrees that, after the effective date of this Agreement, he will assist and advise Employer, pursuant to any reasonable request and subject to Employer’s payment of Executive’s expenses. He will also continue to assist and support Employer with respect to any and all litigation currently involving the Employer which relates to actions which occurred prior to April 29, 2005.

4.08 Confidentiality and Non-Compete Covenants. Executive, 1st Independence and the Bank agree that Section 9 of the Employment Agreement, entitled “Confidentiality and Non-Compete Covenants,” shall continue to be in effect.

4.09 Voting of Shares. Executive agrees that for the period beginning on the Resignation Date and ending on July 9, 2007 he will vote all shares beneficially owned by him in accordance with the recommendation of the Board of Directors of the Employer. This provision shall not in any way limit Executive’s right to sell such shares to a third party free and clear of the voting restriction provided for in this Section.

4.10. Non-Disparagement. Employer agrees that for the period beginning on the date of execution of this Agreement and ending on July 9, 2007, it, through its officers and directors, shall make no disparaging comments about Executive to any third parties following the execution of this Agreement. Executive acknowledges that Employer does not have total control over comments made to third parties by employees in their individual capacities. However, to avoid any non-authorized comments, Executive agrees to only refer prospective employers to an officer or Director of Employer for an employment recommendation.

4.11 Release. Employer agrees that in consideration of the agreements of Executive set forth in Section III of this Agreement and except as otherwise provided herein, Employer hereby releases and forever discharges Executive from all legal and equitable causes of action, that exist or have accrued as of the date of this Agreement, whether known or unknown, suspected or unsuspected including, but not limited to, all charges, complaints, claims, demands, liabilities, and obligations of any kind or nature that could be asserted against Executive by reason of Executive’s employment relationship with Employer; provided, that the above release and discharge does not apply to any cause of action (a) for an accounting of profits allegedly made from the purchase or sale of securities of the Employer brought pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and any amendments thereto or the provisions of any similar federal, state or local statutory law; (b) arising out of or based upon actions attributable to the Executive in which the Executive gained any personal profit or advantage to which he was not legally entitled; or (c) involving intentional misconduct.

4.12. No Admission of Liability. Employer agrees that this Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by Executive. Liability for any and all claims is expressly denied by Executive.

4.13. Authorization. Employer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the terms and conditions hereof.

V. Agreement of All Parties

5.01. Further assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other parties hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this agreement.

5.02. Binding effect; assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this agreement without the prior written consent of the other party. Notwithstanding the foregoing, this agreement may be assigned, without the prior consent of executive, to a successor of employer and, upon executive’s death, this agreement shall inure to the benefit of and be enforceable by executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of executive.

5.03. Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by Employer and Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified, or supplemented only by a written agreement executed by Employer and Executive.

5.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

5.05. Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope, or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

5.06. No Counterparts. This Agreement may not be executed in counterparts.

5.07. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without reference to the choice of law principles or rules thereof. The parties hereto irrevocably consent to the jurisdiction and venue of the state court for the Commonwealth of Kentucky, and agree that all actions, proceedings, litigation, disputes or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.

5.08. Entire Agreement. This Agreement constitutes the entire and sole agreement between Employer and Executive with respect to Executive’s resignation and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that the Employment Agreement, dated July 9, 2004, between Executive, 1st Independence and the Bank will be terminated effective as of the Resignation Date and of no further force or effect or liability thereunder, except as provided in Section 4.08 hereof.

5.09. Construction. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All reference to the masculine, feminine, or neuter genders shall include any other gender, as the context requires.

5.10. Attorneys’ Fees. The prevailing party shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any legal action to interpret or enforce any provision of this Agreement or for any breach of this Agreement, or for enforcing it as a defense.

5.11. Taxes and Other Amounts. All taxes (other than Employer’s portion of employment taxes) on all amounts payable to Executive hereunder and under the Plans and other benefit plans and programs will be paid by Executive. Employer will be entitled to withhold from such payments and benefits (i) applicable income, employment and other taxes required to be withheld therefrom; (ii) amounts authorized by Executive; and (iii) other required or appropriate and customary amounts.

5.12. Review and Consultation. Employer and Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it; (ii) understands the provisions and effects of this Agreement; (iii) has consulted with such attorneys, accountants, and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement; and (iv) has executed this Agreement voluntarily. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL TO EMPLOYER AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM EMPLOYER OR ITS COUNSEL.

IN WITNESS WHEREOF, this Severance Agreement and Release is executed as of the day and year stated below.

1st INDEPENDENCE FINANCIAL GROUP, INC.		EXECUTIVE

By:	/s/ N. WILLIAM WHITE	/s/ ARTHUR L. FREEMAN
	N. William White, President	Arthur L. Freeman

Date: March 31, 2005		Date: March 31, 2005

1st INDEPENDENCE BANK

By:	/s/ N. WILLIAM WHITE
N. William White, President

Date: March 31, 2005